UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  December 29, 2006


          AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
      (Exact name of registrant as specified in its charter)


      State of Minnesota           24003               41-1848181
(State or other jurisdiction  (Commission File       (IRS Employer
      of incorporation)            Number)         Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                            (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

        On December 29, 2006, the Partnership purchased a 60% interest in an Applebee's restaurant in Crawfordsville, Indiana for $1,847,994 from AEI Fund Management XVII, Inc. (AFM), an affiliate of the General Partners. AFM purchased the property from Apple Indiana II LLC, an unrelated third party, on September 21, 2006. The price paid by the Partnership was equal to the price paid by AFM plus the expenses incurred to transfer ownership of the property to the Partnership, which were minimal. During the period the property was owned by AFM, the property generated a net loss of $4,217, which was charged to the
Partnership. There was no other benefit arising out of the transaction to the General Partners or their affiliates apart from compensation otherwise permitted by the Partnership Agreement.

        The property is leased to Apple Indiana II LLC under a Lease Agreement with a primary term of 20 years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires an initial annual rent of $133,933 for the 60% interest, which will increase every five years by 7.5%. The Lease is a triple net lease under which the tenant is responsible for payment of all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The remaining interest in the property was purchased from AFM by AEI Income & Growth Fund 26 LLC, an affiliate of the Partnership.

       The Partnership purchased the property with cash received from the sale of property. The store was constructed in 1996 and is a 5,260 square foot building situated on approximately 1.9 acres. The freestanding retail store is located at 1516 South Washington Street, Crawfordsville, Indiana.

       Apple Indiana II LLC is a subsidiary of Apple American Group LLC (AAG), which has guaranteed the lease. As of September 2006, AAG operated approximately 130 Applebee's restaurants in eight states and was the largest franchisee in the Applebee's
system.   For  the  fiscal  year ended  December  25,  2005,  AAG
reported a net worth of approximately $38.9 million, total revenues of $308.7 million, earnings before interest, taxes, depreciation and amortization of approximately $21.3 million, and a net loss, after one-time special charges totaling approximately $10 million, of $0.8 million. AAG is a privately held company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Partnership as of December 31, 2005, no financial statements are required.

     (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Partnership had acquired the property on January 1, 2005, the Partnership's Investments in Real Estate would have increased by $1,847,994 and its Current Assets (cash) would have decreased by $1,847,994.

          For the year ended December 31, 2005, Income from Continuing Operations would have increased $80,160, representing an increase in rental income of $133,933 and an increase in depreciation expense of $53,773. For the nine months ended September 30, 2006, Income from Continuing Operations would have increased $60,120, representing an increase in rental income of $100,450 and an increase in depreciation expense of $40,330.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $710,376 to $790,536 and from $158,426 to $218,546, which would have resulted in Net Income of $47.52 and $11.41 per Limited Partnership Unit outstanding for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

     (c)  Shell company transactions - Not Applicable.

     (d)  Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Lease dated December 29, 2006 between the Partnership, AEI Income & Growth Fund 26 LLC and AEI Fund Management XVII, Inc. relating to the Property at 1516 South Washington Street, Crawfordsville, Indiana.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND XXII
                              LIMITED PARTNERSHIP

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing General Partner

Date:  January 7, 2007        /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer